Exhibit 4.15

September 6, 2006

Yamana Gold Inc.
Ontario Securities Commission (Principal Regulator)
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Securities Commission
The Manitoba Securities Commission
Autorite des Marches Financiers
Office of the Administrator, New Brunswick
Nova Scotia Securities Commission
Securities Commission of Newfoundland and Labrador
Registrar of Securities, Prince Edward Island

Dear Sirs/Mesdames:

Re: Yamana Gold Inc. (the "Company")

        Pursuant to Section 8.3 of National Instrument 43-101, this letter is being filed as the consent of Christopher R. Lattanzi, P.Eng. of Micon International Limited to being named in a take-over bid circular of the Company dated September 6, 2006 (the "Circular") and to the inclusion of reference to the following report (the "Report") and of extracts from or a summary of the Report in the written disclosure contained in the Circular or any other documents incorporated by reference therein:

        "Technical Report on the Chapada Copper-Gold Property, Goiás State, Brazil, dated July, 2003".

        I hereby confirm that I have read the written disclosure of the Report and extracts from or a summary of the Report contained in the Circular and have no reason to believe that there are any misrepresentations in the information contained therein that (i) are derived from the Report, or (ii) are within my knowledge as a result of the services performed by the undersigned in connection with the Report.

Sincerely,

/s/ CHRISTOPHER R. LATTANZI Christopher R. Lattanzi, P.Eng. Micon International Limited